Exhibit 23.4
December 10, 2009
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Re:	Consent of Real Estate Analytics, LLC
Ladies and Gentlemen:
     We understand that Terreno Realty Corporation (“the Company”) is intending to file a Registration Statement on Form S-11 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the sale of certain shares of common stock. Real Estate Analytics, LLC (“REAL”) hereby consents to the use by the Company of the following information in the Registration Statement and related prospectus, and any amendments or supplements thereto, to be filed with the Securities and Exchange Commission:
•	The chart entitled Moody’s / REAL Industrial Property Price Index Performance and the information contained in such chart.
     In giving such consent, REAL does not hereby admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act. REAL hereby consents to the filing of this consent as an exhibit to the Registration Statement and related prospectus, and any amendments of supplements thereto, to be filed with the Securities and Exchange Commission.
     REAL has no connection with the Company and has not reviewed the securities being offered in connection with the Registration Statement.
     We understand that the Company’s intent to file the Registration Statement is highly confidential. We will not disclose any information about the Company’s intent to file the Registration Statement.
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REAL ESTATE ANALYTICS, LLC
By:	/s/ Neal Elkin
	Name:	Neal Elkin
	Title:	President